Exhibit 3.15
CERTIFICATE OF INCORPORATION
OF
AMPAC-ISP CORP.
     1. The name of the corporation is Ampac-ISP Corp. (the “Corporation”).
     2. The address of the corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, 19801, County of New Castle. The name of its registered agent at such address is C T Corporation System.
     3. The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     4. The total number of shares of all classes of stock that the Corporation is authorized to issue is Ten Thousand (10,000) shares of Common Stock with a par value of one ten thousandth of One Dollar ($0.0001) per share.
     5. The Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.
     6. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
     7. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

     8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     9. To the fullest extent permitted by Delaware statutory or decisional law, as amended or interpreted, no director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware General Corporation Law Section 102(b)(7). This Article 9 does not affect the availability of equitable remedies for breach of fiduciary duties.
     10. The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Katherine R. Perkins	c/o Morrison & Foerster
425 Market Street
San Francisco, CA 94105
     I, the undersigned, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and, accordingly, have hereunto set my hands this 4th day of August, 2004.

/s/ Katherine R. Perkins
Katherine R. Perkins, Sole Incorporator